Exhibit 10.1(a)
CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (the “CIC Agreement”) is entered into as of __________, 2016 by and between Independent Bank Group, Inc. (“IBG”), which is the parent holding company of Independent Bank, McKinney, Texas (the “Bank”) (IBG and the Bank are collectively referred to as the “Company”), and ________________ (the “Executive”).
RECITALS
WHEREAS, the Executive is an executive officer of the Company;
WHEREAS, in order to maximize the benefits to the Company’s shareholders of any change in control of the Company that may arise in the future, the Company desires to maintain continuity of management and objective operation of the Company by providing benefits to the Executive to encourage the Executive to continue employment and support any such change in control that might otherwise be detrimental to the Executive;
WHEREAS, the Company has made Restricted Stock Awards to the Executive under the Company’s 2013 Equity Incentive Plan (the “Equity Incentive Plan”) by granting restricted shares of the Company’s common stock (the “Restricted Stock”) pursuant to restricted stock agreements (the “Restricted Stock Agreements”); and
WHEREAS, the Executive is a “Participant” in the Independent Bank Survivor Benefit Plan (the “BOLI Plan”) as evidenced by the Independent Bank Survivor Benefit Plan Participation Agreement between the Bank and the Executive (the “Participation Agreement”).
NOW, THEREFORE, in consideration of the mutual promises, benefits, and covenants herein contained, the Company and the Executive agree as follows:
1.Effective Date and Term. This CIC Agreement shall be effective as of the date first written above (the “Effective Date”). The term of this CIC Agreement shall be three years (the “Term”). At the end of the Term and at each anniversary of the end of the Term thereafter the CIC Agreement shall automatically be extended for a one-year period; provided, however, that such automatic extension shall be effective only if the Compensation Committee of IBG explicitly reviews the CIC Agreement and expressly approves each extension within a 90-day period prior to the end of the Term. Reference herein to the Term shall refer both to the initial term and any such extended terms. This CIC Agreement shall automatically terminate prior to expiration of the Term as provided in Section 4 of this CIC Agreement.
2.    Change in Control Benefits. If, during a period that begins upon a “Change in Control” (as defined in Section 9(b) of the Equity Incentive Plan) and ending twelve months following a Change in Control (the “Change in Control Period”), (a) the Company terminates the Executive’s employment without Cause (as defined in Section 2.2 below) or the Executive terminates his employment for Good Reason (as defined in Section 2.2 below), and (b) the Executive signs and allows to become effective a general release of all known and unknown claims in a form mutually satisfactory to the Company and the Executive (the “Release”), then the Company shall provide the Executive with the following benefits (the “Change in Control Benefits”):

(i)
A lump sum cash payment in an amount equal to ____ times the sum of (x) the Executive’s current annual base salary, plus (y) the Executive’s target total annual bonus for the year of termination. The lump sum cash payment shall be paid to the Executive on the later of (a) the effective date of the termination of the Executive’s employment, or (b) the effective date of the Release. Such payment shall be subject to applicable tax withholdings and deductions.

(ii)
Notwithstanding any other provision of the Equity Incentive Plan or the Restricted Stock Agreements, all unvested grants of Restricted Stock shall become vested and no longer be subject to restriction or forfeiture.

(iii)
Notwithstanding the termination of the Executive’s employment or any other provision of the BOLI Plan or the Participation Agreement, the Executive shall continue to be a “Participant” in the BOLI Plan such that if the Executive dies before attaining age 65, and provided that the Bank actually receives sufficient proceeds from a life insurance policy insuring the life of the Executive, then the Company shall pay to the Executive’s “Beneficiary” (as defined in the BOLI Plan and the Participation Agreement), as a survivor benefit, a single lump sum cash payment equal to the Executive’s annual base salary in effect on the date of the termination of the Executive’s employment. Such payment shall be made within thirty days following the Executive’s date of death.

2.1    Excise Tax Matters. Notwithstanding anything in this Section 2 or elsewhere in this CIC Agreement to the contrary, if the payments and benefits payable hereunder to or on behalf of the Executive, when added to all other amounts and benefits payable to or on behalf of the Executive resulting from a Change in Control, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Section 2.1, would result in the imposition of an excise tax under Section 4999 of the Code, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition of excise tax. The Executive shall have the right to specify which amounts and benefits shall be reduced to satisfy the requirements of this Section 2.1. All calculations required to be made under this Section 2.1 will be made by the Company’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this Section 2.1 are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

2.2    Definitions. For purposes of this CIC Agreement:
“Cause” shall mean (a) any material act of self-dealing between the Company and Executive which is not disclosed in full to, and approved by, the Company’s Board of Directors; (b) deliberate falsification by Executive of any records or reports; (c) fraud on the part of Executive against the Company or any subsidiary or affiliate; (d) theft, embezzlement, or misappropriation by Executive of any funds of the Company, or conviction of any felony; (e) execution of any document transferring, or creating any material liens or encumbrance on, any material property of the Company, not in the ordinary course of business, without authorization of the Board of Directors; (f) the Executive’s engaging in inappropriate behavior which is found by the Company after due investigation to be sexual harassment or assault, (g) the declaration by an independent medical authority that Executive is addicted to drugs or alcohol; or (h) any recommendation or suggestion by any bank regulatory authority that Executive’s employment must be terminated. Cause shall not be deemed to exist unless the Company shall have provided notice in writing to the Executive, specifying such Cause with reasonable particularity, and giving the Executive thirty days from the receipt thereof in which to cure the act or omission complained of, unless the act or omission of its very nature cannot be cured.
“Good Reason” shall mean (a) the assignment to Executive of any duties or responsibilities, other than in connection with a promotion, inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities in effect immediately prior to the beginning of the Change in Control Period, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly following receipt of notice thereof given by Executive; (b) a reduction in the Executive’s compensation and benefits which were in effect immediately prior to the beginning of the Change in Control Period; (c) the material breach by the Company of any provision of this CIC Agreement; or (d) the requirement that the Executive’s principal place of employment be based at a location further than thirty miles from the Company’s principal office immediately prior to the Change in Control. Notwithstanding the foregoing, the Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances alleged to constitute Good Reason and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. In the event that the Company does not timely cure such circumstances and if the Executive does not terminate his employment for Good Reason within 90 days of the first occurrence of the applicable circumstances, the Executive shall be deemed to have waived his right to terminate for Good Reason with respect to such circumstances.
2.3    Continuing Obligations. The obligations of the Company under this Section 2 shall survive termination of the Executive’s employment.
3.    Restricted Stock Agreements. The Executive acknowledges the covenants in the Restricted Stock Agreements regarding confidentiality, non-competition, and non-solicitation, and expressly agrees that such covenants shall survive the termination of the Executive’s employment for the periods stated therein.

4.    Termination of CIC Agreement. This CIC Agreement shall automatically terminate by its own terms without further action by the Company if the Executive’s employment is terminated (a) by the Company for Cause or upon the Executive’s death or Disability (as defined in Section 2(p) of the Equity Incentive Plan), or (b) voluntarily by the Executive without Good Reason.
5.    Miscellaneous.
5.1    409A Compliance. The parties intend for the payments and benefits under this CIC Agreement to be exempt from Section 409A (“Section 409A”) of the Code, or, if not so exempt, to be paid or provided in a manner that complies with the requirements of such section, and intend that this CIC Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax.
(a)    Notwithstanding any other provision of this CIC Agreement, if it is determined that the Change of Control Benefits constitute “non-qualified deferred compensation” under Section 409A, and if it is determined that Executive is a “specified employee”, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the Change in Control Benefits shall not be paid until the date that is six months and one day after Executive’s “separation from service” as defined in Section 409A.
5.2    Dispute Resolutions. Any and all disputes that arise out of or relate to the provisions of this CIC Agreement, or the alleged breach thereof, shall be resolved by arbitration in accordance with the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (AAA) before a single arbitrator who shall be selected in accordance with the AAA rules. The arbitrator must have at least ten years’ experience in employment matters. Arbitration will be conducted in Collin County, Texas. Judgment may be entered upon the final award of the arbitrator. Notwithstanding the foregoing, the Executive may initiate legal proceedings to seek injunctive relief for the purpose of enforcing the provisions set forth in Section 2.
5.3    Notices. Any notices under this CIC Agreement shall be in writing and shall be given by personal delivery, by local courier service, by certified or registered letter, return receipt requested, or by a nationally recognized overnight delivery service; and shall be deemed given when delivered in person or by local courier or upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally recognized overnight delivery service at the addresses set forth below of this CIC Agreement or to such other address or addresses as either party shall have specified in writing to the other party hereto.

If to the Company:
_____________________
_____________________
Independent Bank Group, Inc.
1600 Redbud Blvd., Suite 400
McKinney, Texas 75069
If to Executive:
_____________________
_____________________
_____________________
5.4    Governing Law. ALL QUESTIONS PERTAINING TO THE VALIDITY, CONSTRUCTION, EXECUTION AND PERFORMANCE OF THIS CIC AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS. EXCLUSIVE VENUE FOR DISPUTES ARISING UNDER THIS CIC AGREEMENT SHALL BE COLLIN COUNTY, TEXAS.
5.5    Entire Agreement; Amendment or Modification. This CIC Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein and supersedes all prior agreements between the parties. No modification or amendment of any of the provisions of such agreements shall be effective unless in writing and signed by the Executive and the Company. No failure to exercise any right or remedy hereunder shall operate as a waiver thereof. No term or condition of this CIC Agreement shall be deemed to have been waived, nor shall a party be estopped from enforcing any provision of this CIC Agreement, except by a statement in writing signed by the Executive or the Company, whichever party against whom such waiver or estoppel is sought. If any provision of this CIC Agreement is found to be unreasonably broad, it shall nevertheless be enforceable to the extent reasonably necessary to protect the Company and to the greatest extent permitted by law. If any provision of this CIC Agreement is determined to be invalid or unenforceable, such provision shall be reformed to the extent necessary to make it valid or enforceable and to carry out the intent of the parties, or if such reformation is not possible, the remaining provisions of this CIC Agreement shall continue in full force and effect.
5.6    Successors and Binding Nature. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or other business combination, or otherwise) to expressly assume and agree to perform this CIC Agreement (or cause it to be performed) in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure by the Company to expressly obtain such assumption and agreement prior to the effectiveness of a succession shall constitute a material breach of this CIC Agreement. This CIC Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns.

5.7    Headings. The paragraph and subparagraph headings contained in this CIC Agreement are for reference purposes only and shall not affect the construction or interpretation of this CIC Agreement.
5.8    Counterparts. This CIC Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.
5.9    Prohibition Against Certain Payments. Notwithstanding any other provision to the contrary herein, the Company shall not be required to make any payment to the Executive hereunder if such payment would be a “golden parachute payment” as defined in 12 CFR § 359 unless such payment can be made in compliance with such regulation. The Company shall use commercially reasonable efforts to obtain any regulatory approvals required to enable it to provide the Change in Control Benefits to the Executive.
5.10    Injunctive Relief. In the event that the Company and/or the Executive violate any of the provisions set forth in this CIC Agreement, the Company and the Executive acknowledge that the injured party would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages in the event that any of the covenants contained herein were not performed in accordance with their terms or otherwise were materially breached. Accordingly, the Company and the Executive agree that, without the necessity of proving actual damages or posting bond or other security, the parties hereto shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which a party may be entitled, at law or in equity. In such a situation, the parties agree that the injured party may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of this CIC Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.
5.11    Effect on Employment Rights. This CIC Agreement does not constitute an employment contract. The Executive’s employment is “At-Will” and the Executive’s employment may be terminated at any time with or without Cause. This CIC Agreement shall have no effect on the determination of compensation or benefits payable by the Company to the Executive unrelated to a Change in Control.
[Signature Page to Follow]

(Signature Page to Change in Control Agreement)
IN WITNESS WHEREOF, the parties hereto have executed this CIC Agreement on the date first above written.
INDEPENDENT BANK GROUP, INC.

By:
Name:
Title:

INDEPENDENT BANK

By:
Name:
Title:

EXECUTIVE:

Name:

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